Exhibit 99.1

Tesoro Corporation Announces Election of Susan Tomasky to Board of Directors

SAN ANTONIO – Feb. 10, 2011 - Tesoro Corporation (NYSE:TSO) announced today the election of Susan Tomasky as a new member of the Board of Directors effective February 4, 2011, increasing its size from nine to ten members.

Ms. Tomasky currently serves as President of AEP Transmission, a division of American Electric Power Co, Inc.  The Columbus, OH, based company supplies electricity to over 5 million customers in 11 states, and is one of the largest power generators and distributors in the United States. She joined AEP in 1998 and has held a variety of executive roles there including chief financial officer, general counsel, strategic planning, finance, shared services and transmission.

"I’m thrilled to join this dynamic board of directors,” said Tomasky. “I look forward to contributing my knowledge and experience to the long-term strategy and competitiveness of Tesoro in the global marketplace.”

Ms. Tomasky has a diverse background focused mainly on the energy industry including government regulation and has served as general counsel for the Federal Energy Regulatory Commission. She also currently is on the board of the Federal Reserve Bank of Cleveland.

"Susan’s diverse finance, strategy and regulatory experience within the energy industry will be invaluable to Tesoro,” said Tesoro President and CEO Greg Goff." We are very happy to have her join our board."

Ms. Tomasky earned a Bachelor of Arts & Science degree from University of Kentucky, and a Law degree from George Washington University Law School.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 665,000 barrels per day. Tesoro's retail-marketing system includes over 875 branded retail stations, of which over 380 are company operated under the Tesoro®, Shell®, Mirastar® and USA Gasoline™ brands.

This press release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning Ms. Tomasky’s assignment to certain Board Committees. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof."

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Mike Marcy, Manager, External Affairs, (210) 626-4697